Exhibit 99.1

News Release | January 15, 2025 Wells Fargo Reports Fourth Quarter 2024 Net Income of $5.1 billion, or $1.43 per Diluted Share Full Year 2024 Net Income of $19.7 billion, or $5.37 per Diluted Share

Company-wide Financial Summary

	Quarter ended
	Dec 31, 2024	Dec 31, 2023
Selected Income Statement Data ($ in millions except per share amounts)
Total revenue	$20,378	20,478
Noninterest expense	13,900	15,786
Provision for credit losses[1]	1,095	1,282
Net income	5,079	3,446
Diluted earnings per common share	1.43	0.86
Selected Balance Sheet Data ($ in billions)
Average loans	$906.4	938.0
Average deposits	1,353.8	1,340.9
CET1[2]	11.1%	11.4
Performance Metrics
ROE[3]	11.7%	7.6
ROTCE[4]	13.9	9.0

Operating Segments and Other Highlights

	Quarter ended	Dec 31, 2024 % Change from
($ in billions)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023
Average loans
Consumer Banking and Lending	$321.4	(1)%	(4)
Commercial Banking	221.8	—	(1)
Corporate and Investment Banking	274.0	—	(6)
Wealth and Investment Management	83.6	1	2
Average deposits
Consumer Banking and Lending	773.6	—	(1)
Commercial Banking	184.3	6	13
Corporate and Investment Banking	205.1	6	18
Wealth and Investment Management	118.3	10	16
Capital
◦Repurchased 57.8 million shares, or $4.0 billion, of common stock in fourth quarter 2024

Fourth quarter 2024 results included:
◦$863 million, or $0.26 per share, of discrete tax benefits related to the resolution of prior period matters
◦$(647) million, or $(0.15) per share, of severance expense
◦$(448) million, or $(0.10) per share, of net losses on debt securities related to a repositioning of the investment portfolio

Chief Executive Officer Charlie Scharf commented, “Let me start by acknowledging the unbelievable devastation from the Los Angeles wildfires. Our hearts go out to everyone who has been impacted including both our customers and employees, and we are committed to providing support to these communities.
Turning to Wells Fargo’s performance, our solid performance this quarter caps a year of significant progress for Wells Fargo. Our earnings profile continues to improve, we are seeing the benefit from investments we are making to increase our growth and improve how we serve our customers and communities, we maintained a strong balance sheet, we returned approximately $25 billion of capital to shareholders, and we made significant progress on our risk and control work.
Our diluted earnings per share increased 11% from a year ago and benefited from decisions we made to exit or scale back certain businesses, decrease our reliance on net interest income by growing fee-based revenues, increase investments in our core businesses, and consistently look to increase efficiencies across the company. Strong fee-based revenue growth, up 15% from a year ago, largely offset the expected decline in net interest income. Expenses declined from a year ago, and credit trends remained relatively stable. We maintained significant excess capital with an 11.1% CET1 ratio at year end while we repurchased approximately $20 billion of common stock during the year, up 64% from a year ago, and increased our common stock dividend per share by 15%. Average common shares outstanding decreased 21% since the fourth quarter of 2019.”
 “I’m proud of the clear progress we’ve made on our risk and control agenda. The OCC terminated a consent order it issued in 2016 regarding sales practices, an important milestone for Wells Fargo. Our operational risk and compliance infrastructure is greatly changed from when I arrived and while we are not done, I’m confident that we will successfully complete the work required in our consent orders and embed an operational risk and compliance mindset into our culture,” Scharf added.
 “I’m excited about the opportunities ahead as we’ve seen improved results and increased market share in many of the businesses that we believe will drive higher growth and returns over time. For example, our credit card business continues to generate strong growth while maintaining a strong credit profile. After several years of minimal growth, we grew net checking accounts more meaningfully in 2024. We also grew mobile active customers by 1.5 million in 2024. For our affluent clients, we are starting to see some early benefits from the enhancements we have been making to our Wells Fargo Premier offerings, including higher deposit and investment balances. Fees and market share from investment banking and trading activities have been growing and our revenues in both trading and investment banking grew by double-digits in 2024, reflecting the investments we have been making in talent and technology,” Scharf continued.
“I believe we are still in the early stages of seeing the benefits of the momentum we are building, and our financial performance should continue to benefit from the work we are doing to transform the company. I want to thank everyone who works at Wells Fargo for their hard work over the past year and for what they do every single day to support our customers, clients, and communities.” Scharf concluded.

Endnotes are presented on page 9.

Financial results reported in this document are preliminary. Final financial results and other disclosures will be reported in our Annual Report on Form 10-K for the year ended December 31, 2024, and may differ materially from the results and disclosures in this document due to, among other things, the completion of final review procedures, the occurrence of subsequent events, or the discovery of additional information.
Selected Company-wide Financial Information

	Quarter ended			Dec 31, 2024 % Change from		Year ended
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Sep 30, 2024	Dec 31, 2023	Dec 31, 2024	Dec 31, 2023
Earnings ($ in millions except per share amounts)
Net interest income	$11,836	11,690	12,771	1%	(7)	$47,676	52,375
Noninterest income	8,542	8,676	7,707	(2)	11	34,620	30,222
Total revenue	20,378	20,366	20,478	—	—	82,296	82,597
Net charge-offs	1,188	1,111	1,258	7	(6)	4,759	3,450
Change in the allowance for credit losses	(93)	(46)	24	NM	NM	(425)	1,949
Provision for credit losses[1]	1,095	1,065	1,282	3	(15)	4,334	5,399
Noninterest expense	13,900	13,067	15,786	6	(12)	54,598	55,562
Income tax expense (benefit)	120	1,064	(100)	(89)	NM	3,399	2,607

Wells Fargo net income	$5,079	5,114	3,446	(1)	47	$19,722	19,142
Diluted earnings per common share	1.43	1.42	0.86	1	66	5.37	4.83

Balance Sheet Data (average) ($ in billions)
Loans	$906.4	910.3	938.0	—	(3)	$915.4	943.9
Deposits	1,353.8	1,341.7	1,340.9	1	1	1,345.9	1,346.3
Assets	1,918.5	1,916.6	1,907.5	—	1	1,916.7	1,885.5

Financial Ratios
Return on assets (ROA)	1.05%	1.06	0.72			1.03%	1.02
Return on equity (ROE)	11.7	11.7	7.6			11.4	11.0
Return on average tangible common equity (ROTCE)[2]	13.9	13.9	9.0			13.4	13.1
Efficiency ratio[3]	68	64	77			66	67
Net interest margin on a taxable-equivalent basis	2.70	2.67	2.92			2.73	3.06
NM – Not meaningful
Fourth Quarter 2024 vs. Fourth Quarter 2023
◦Net interest income decreased 7%, driven by deposit mix and pricing changes, the impact of lower rates on floating rate assets, and lower loan balances, partially offset by lower market funding
◦Noninterest income increased 11%, driven by improved results from our venture capital investments, an increase in asset-based fees in Wealth and Investment Management on higher market valuations, and higher investment banking fees, as well as increases in most other fee categories, partially offset by net losses on debt securities related to a repositioning of the investment portfolio and lower net gains from trading in our Markets business
◦Noninterest expense decreased 12%, driven by lower Federal Deposit Insurance Corporation (FDIC) assessments, as fourth quarter 2023 included a $1.9 billion FDIC special assessment, as well as lower severance expense and the impact of efficiency initiatives. These decreases were partially offset by higher revenue-related compensation expense predominantly in Wealth and Investment Management, an increase in benefits expense, and higher technology and equipment expense
◦Provision for credit losses in fourth quarter 2024 included a decrease in the allowance for credit losses, reflecting lower allowances across most loan portfolios, partially offset by a higher allowance for credit card loans driven by an increase in balances
◦Income tax expense in fourth quarter 2024 included $863 million of discrete tax benefits related to the resolution of prior period matters

Endnotes are presented on page 9.	2

Selected Company-wide Capital and Liquidity Information

		Quarter ended
($ in billions)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023
Capital:
Total equity	$181.1	185.0	187.4
Common stockholders’ equity	160.7	164.8	166.4
Tangible common equity[1]	135.6	139.7	141.2
Common Equity Tier 1 (CET1) ratio[2]	11.1%	11.3	11.4
Total loss absorbing capacity (TLAC) ratio[3]	24.8	25.3	25.0
Supplementary Leverage Ratio (SLR)[4]	6.7	6.9	7.1

Liquidity:
Liquidity Coverage Ratio (LCR)[5]	125%	127	125

Selected Company-wide Loan Credit Information

		Quarter ended
($ in millions)	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023
Net loan charge-offs	$1,211	1,111	1,252
Net loan charge-offs as a % of average total loans (annualized)	0.53%	0.49	0.53

Total nonaccrual loans	$7,730	8,172	8,256
As a % of total loans	0.85%	0.90	0.88
Total nonperforming assets	$7,936	8,384	8,443
As a % of total loans	0.87%	0.92	0.90

Allowance for credit losses for loans	$14,636	14,739	15,088
As a % of total loans	1.60%	1.62	1.61
Fourth Quarter 2024 vs. Third Quarter 2024
◦Commercial net loan charge-offs as a percentage of average loans were 0.30% (annualized), up from 0.24%, driven by higher commercial real estate net loan charge-offs, predominantly in the office portfolio. The consumer net loan charge-off rate increased to 0.85% (annualized), up from 0.83%, due to higher net loan charge-offs in the credit card portfolio
◦Nonperforming assets were down $448 million, or 5%, driven by lower commercial real estate nonaccrual loans, predominantly in the office portfolio, including paydowns and net loan charge-offs, as well as lower residential mortgage nonaccrual loans

Endnotes are presented on page 9.	3

Operating Segment Performance

Consumer Banking and Lending offers diversified financial products and services for consumers and small businesses with annual sales generally up to $10 million. These financial products and services include checking and savings accounts, credit and debit cards, as well as home, auto, personal, and small business lending.
Selected Financial Information

	Quarter ended			Dec 31, 2024 % Change from
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Sep 30, 2024	Dec 31, 2023
Earnings (in millions)
Consumer, Small and Business Banking	$6,067	6,222	6,554	(2)%	(7)
Consumer Lending:
Home Lending	854	842	839	1	2
Credit Card	1,489	1,471	1,449	1	3
Auto	263	273	334	(4)	(21)
Personal Lending	307	316	343	(3)	(10)
Total revenue	8,980	9,124	9,519	(2)	(6)
Provision for credit losses	911	930	790	(2)	15
Noninterest expense	5,925	5,624	6,046	5	(2)

Net income	$1,602	1,924	2,011	(17)	(20)

Average balances (in billions)
Loans	$321.4	323.6	333.5	(1)	(4)
Deposits	773.6	773.6	779.5	—	(1)
Fourth Quarter 2024 vs. Fourth Quarter 2023
◦Revenue decreased 6%
▪Consumer, Small and Business Banking was down 7% driven by lower net interest income reflecting the impact of customer migration to higher yielding deposit products including promotional savings and time deposit accounts
▪Home Lending was up 2% reflecting higher mortgage banking fees, partially offset by lower net interest income on lower loan balances
▪Credit Card was up 3% reflecting higher loan balances and higher card fees driven by the impact of higher point of sale volume
▪Auto was down 21% due to lower loan balances and loan spread compression
▪Personal Lending was down 10% driven by lower loan balances and loan spread compression
◦Noninterest expense was down 2% reflecting lower operating costs and severance expense, as well as the impact of efficiency initiatives, partially offset by higher operating losses

Commercial Banking provides financial solutions to private, family owned and certain public companies. Products and services include banking and credit products across multiple industry sectors and municipalities, secured lending and lease products, and treasury management.
Selected Financial Information

	Quarter ended			Dec 31, 2024 % Change from
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Sep 30, 2024	Dec 31, 2023
Earnings (in millions)
Middle Market Banking	$2,144	2,187	2,196	(2)%	(2)
Asset-Based Lending and Leasing	1,027	1,146	1,172	(10)	(12)
Total revenue	3,171	3,333	3,368	(5)	(6)
Provision for credit losses	33	85	40	(61)	(18)
Noninterest expense	1,525	1,480	1,630	3	(6)

Net income	$1,203	1,318	1,273	(9)	(5)

Average balances (in billions)
Loans	$221.8	222.1	223.3	—	(1)
Deposits	184.3	173.2	163.3	6	13
Fourth Quarter 2024 vs. Fourth Quarter 2023
◦Revenue decreased 6%
▪Middle Market Banking was down 2% driven by lower net interest income reflecting higher deposit costs, partially offset by higher treasury management fees
▪Asset-Based Lending and Leasing was down 12% on lower net interest income and lease income, partially offset by improved results from equity investments
◦Noninterest expense decreased 6% reflecting lower severance expense and operating losses, as well as the impact of efficiency initiatives, partially offset by higher operating costs

Corporate and Investment Banking delivers a suite of capital markets, banking and financial products and services to corporate, commercial real estate, government and institutional clients globally. Products and services include corporate banking, investment banking, treasury management, commercial real estate lending and servicing, equity and fixed income solutions, as well as sales, trading, and research capabilities.
Selected Financial Information

	Quarter ended			Dec 31, 2024 % Change from
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Sep 30, 2024	Dec 31, 2023
Earnings (in millions)
Banking:
Lending	$691	698	774	(1)%	(11)
Treasury Management and Payments	644	695	742	(7)	(13)
Investment Banking	491	419	383	17	28
Total Banking	1,826	1,812	1,899	1	(4)
Commercial Real Estate	1,274	1,364	1,291	(7)	(1)
Markets:
Fixed Income, Currencies, and Commodities (FICC)	1,179	1,327	1,122	(11)	5
Equities	385	396	457	(3)	(16)
Credit Adjustment (CVA/DVA/FVA) and Other	(71)	31	(8)	NM	NM
Total Markets	1,493	1,754	1,571	(15)	(5)
Other	20	(19)	(26)	205	177
Total revenue	4,613	4,911	4,735	(6)	(3)
Provision for credit losses	205	26	498	688	(59)
Noninterest expense	2,300	2,229	2,132	3	8

Net income	$1,580	1,992	1,582	(21)	—

Average balances (in billions)
Loans	$274.0	275.2	290.1	—	(6)
Deposits	205.1	194.3	173.1	6	18
NM – Not meaningful
Fourth Quarter 2024 vs. Fourth Quarter 2023
◦Revenue decreased 3%
▪Banking was down 4% driven by higher deposit costs and lower loan balances, partially offset by higher investment banking revenue on increased activity in equity and debt capital markets and higher advisory fees
▪Commercial Real Estate was down 1% and included the impact of lower loan balances, partially offset by higher capital markets revenue
▪Markets was down 5% driven by lower revenue in equities and municipals, partially offset by higher revenue in most other FICC products. In fourth quarter 2024, we implemented a change to incorporate funding valuation adjustments (FVA) for our derivatives, which resulted in a loss of $85 million
◦Noninterest expense increased 8% driven by higher operating costs and incentive compensation expense, partially offset by the impact of efficiency initiatives

Wealth and Investment Management provides personalized wealth management, brokerage, financial planning, lending, private banking, trust and fiduciary products and services to affluent, high-net worth and ultra-high-net worth clients. We operate through financial advisors in our brokerage and wealth offices, consumer bank branches, independent offices, and digitally through WellsTrade® and Intuitive Investor®.
Selected Financial Information

	Quarter ended			Dec 31, 2024 % Change from
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Sep 30, 2024	Dec 31, 2023
Earnings (in millions)
Net interest income	$856	842	906	2%	(6)
Noninterest income	3,102	3,036	2,754	2	13
Total revenue	3,958	3,878	3,660	2	8
Provision for credit losses	(27)	16	(19)	NM	(42)
Noninterest expense	3,307	3,154	3,023	5	9

Net income	$508	529	491	(4)	3

Total client assets (in billions)	2,293	2,294	2,084	—	10

Average balances (in billions)
Loans	$83.6	82.8	82.2	1	2
Deposits	118.3	108.0	102.1	10	16
NM – Not meaningful
Fourth Quarter 2024 vs. Fourth Quarter 2023
◦Revenue increased 8%
▪Net interest income was down 6% driven by higher deposit costs including the impact of increased pricing on sweep deposits in advisory brokerage accounts, partially offset by higher deposit balances
▪Noninterest income was up 13% on higher asset-based fees driven by an increase in market valuations
◦Noninterest expense increased 9% due to higher revenue-related compensation expense, partially offset by the impact of efficiency initiatives

Corporate includes corporate treasury and enterprise functions, net of allocations (including funds transfer pricing, capital, liquidity and certain expenses), in support of the reportable operating segments, as well as our investment portfolio and venture capital and private equity investments. Corporate also includes certain lines of business that management has determined are no longer consistent with the long-term strategic goals of the Company as well as results for previously divested businesses.
Selected Financial Information

	Quarter ended			Dec 31, 2024 % Change from
	Dec 31, 2024	Sep 30, 2024	Dec 31, 2023	Sep 30, 2024	Dec 31, 2023
Earnings (in millions)
Net interest income	$(264)	(415)	(544)	36%	51
Noninterest income	368	78	284	372	30
Total revenue	104	(337)	(260)	131	140
Provision for credit losses	(27)	8	(27)	NM	—
Noninterest expense	843	580	2,955	45	(71)

Net income (loss)	$186	(649)	(1,911)	129	110
NM – Not meaningful
Fourth Quarter 2024 vs. Fourth Quarter 2023
◦Revenue increased reflecting improved results from our venture capital investments and net interest income improvement due to lower crediting rates paid to our operating segments, partially offset by net losses on debt securities related to a repositioning of the investment portfolio
◦Noninterest expense decreased reflecting lower FDIC assessments, as fourth quarter 2023 included a $1.9 billion FDIC special assessment

Endnotes

Page 1 – Company-wide Financial Summary
1.Includes provision for credit losses for loans, debt securities, and other financial assets.
2.Represents our Common Equity Tier 1 (CET1) ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See table on page 28 of the 4Q24 Quarterly Supplement for more information on CET1. CET1 for December 31, 2024, is a preliminary estimate.
3.Return on equity (ROE) represents Wells Fargo net income applicable to common stock divided by average common stockholders’ equity.
4.Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 26-27 of the 4Q24 Quarterly Supplement.

Page 2 – Selected Company-wide Financial Information
1.Includes provision for credit losses for loans, debt securities, and other financial assets.
2.Tangible common equity and return on average tangible common equity (ROTCE) are non-GAAP financial measures. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 26-27 of the 4Q24 Quarterly Supplement.
3.The efficiency ratio is noninterest expense divided by total revenue (net interest income and noninterest income).

Page 3 – Selected Company-wide Capital and Liquidity Information
1.Tangible common equity is a non-GAAP financial measure. For additional information, including a corresponding reconciliation to GAAP financial measures, see the “Tangible Common Equity” tables on pages 26-27 of the 4Q24 Quarterly Supplement.
2.Represents our CET1 ratio calculated under the Standardized Approach, which is our binding CET1 ratio. See table on page 28 of the 4Q24 Quarterly Supplement for more information on CET1. CET1 for December 31, 2024, is a preliminary estimate.
3.Represents TLAC divided by risk-weighted assets (RWAs), which is our binding TLAC ratio, determined by using the greater of RWAs under the Standardized and Advanced Approaches. TLAC for December 31, 2024, is a preliminary estimate.
4.SLR for December 31, 2024, is a preliminary estimate.
5.Represents average high-quality liquid assets divided by average projected net cash outflows, as each is defined under the LCR rule. LCR for December 31, 2024, is a preliminary estimate.

Conference Call
The Company will host a live conference call on Wednesday, January 15, at 10:00 a.m. ET. You may listen to the call by dialing 1-888-673-9782 (U.S. and Canada) or 312-470-7126 (International/U.S. Toll) and enter passcode: 1612595#. The call will also be available online at https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnectionsevents.com/wf4Qearnings0125/landing.

A replay of the conference call will be available from approximately 1:00 p.m. ET on Wednesday, January 15 through
Wednesday, January 29. Please dial 1-866-360-7722 (U.S. and Canada) or 203-369-0174 (International/U.S. Toll) and enter passcode: 7483#. The replay will also be available online at
https://www.wellsfargo.com/about/investor-relations/quarterly-earnings/ and
https://metroconnectionsevents.com/wf4Qearnings0125/landing.

Forward-Looking Statements
This document contains forward-looking statements. In addition, we may make forward-looking statements in our other documents filed or furnished with the Securities and Exchange Commission, and our management may make forward-looking statements orally to analysts, investors, representatives of the media and others. Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects,” “target,” “projects,” “outlook,” “forecast,” “will,” “may,” “could,” “should,” “can” and similar references to future periods. In particular, forward-looking statements include, but are not limited to, statements we make about: (i) the future operating or financial performance of the Company or any of its businesses, including our outlook for future growth; (ii) our expectations regarding noninterest expense and our efficiency ratio; (iii) future credit quality and performance, including our expectations regarding future loan losses, our allowance for credit losses, and the economic scenarios considered to develop the allowance; (iv) our expectations regarding net interest income and net interest margin; (v) loan growth or the reduction or mitigation of risk in our loan portfolios; (vi) future capital or liquidity levels, ratios or targets; (vii) the expected outcome and impact of legal, regulatory and legislative developments, as well as our expectations regarding compliance therewith; (viii) future common stock dividends, common share repurchases and other uses of capital; (ix) our targeted range for return on assets, return on equity, and return on tangible common equity; (x) expectations regarding our effective income tax rate; (xi) the outcome of contingencies, such as legal actions; (xii) environmental, social and governance related goals or commitments; and (xiii) the Company’s plans, objectives and strategies.
Forward-looking statements are not based on historical facts but instead represent our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you, therefore, against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. While there is no assurance that any list of risks and uncertainties or risk factors is complete, important factors that could cause actual results to differ materially from those in the forward-looking statements include the following, without limitation:
•current and future economic and market conditions, including the effects of declines in housing prices, high unemployment rates, declines in commercial real estate prices, U.S. fiscal debt, budget and tax matters, geopolitical matters, and any slowdown in global economic growth;
•our capital and liquidity requirements (including under regulatory capital standards, such as the Basel III capital standards) and our ability to generate capital internally or raise capital on favorable terms;
•current, pending or future legislation or regulation that could have a negative effect on our revenue and businesses, including rules and regulations relating to bank products and financial services;
•our ability to realize any efficiency ratio or expense target as part of our expense management initiatives, including as a result of business and economic cyclicality, seasonality, changes in our business composition and operating environment, growth in our businesses and/or acquisitions, and unexpected expenses relating to, among other things, litigation and regulatory matters;
•the effect of the current interest rate environment or changes in interest rates or in the level or composition of our assets or liabilities on our net interest income and net interest margin;
•significant turbulence or a disruption in the capital or financial markets, which could result in, among other things, a reduction in the availability of funding or increased funding costs, a reduction in our ability to sell or securitize loans, and declines in asset values and/or recognition of impairment of securities held in our debt securities and equity securities portfolios;
•the effect of a fall in stock market prices on our investment banking business and our fee income from our brokerage and wealth management businesses;
•negative effects from instances where customers may have experienced financial harm, including on our legal, operational and compliance costs, our ability to engage in certain business activities or offer certain products or services, our ability to keep and attract customers, our ability to attract and retain qualified employees, and our reputation;
•regulatory matters, including the failure to resolve outstanding matters on a timely basis and the potential impact of new matters, litigation, or other legal actions, which may result in, among other things, additional costs, fines, penalties, restrictions on our business activities, reputational harm, or other adverse consequences;
•a failure in or breach of our operational or security systems or infrastructure, or those of our third-party vendors or other service providers, including as a result of cyber attacks;
•the effect of changes in the level of checking or savings account deposits on our funding costs and net interest margin;
•fiscal and monetary policies of the Federal Reserve Board;

•changes to tax laws, regulations, and guidance as well as the effect of discrete items on our effective income tax rate;
•our ability to develop and execute effective business plans and strategies; and
•the other risk factors and uncertainties described under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023.
In addition to the above factors, we also caution that the amount and timing of any future common stock dividends or repurchases will depend on the earnings, cash requirements and financial condition of the Company, the impact to our balance sheet of expected customer activity, our capital requirements and long-term targeted capital structure, the results of supervisory stress tests, market conditions (including the trading price of our stock), regulatory and legal considerations, including regulatory requirements under the Federal Reserve Board’s capital plan rule, and other factors deemed relevant by the Company, and may be subject to regulatory approval or conditions.
For additional information about factors that could cause actual results to differ materially from our expectations, refer to our reports filed with the Securities and Exchange Commission, including the discussion under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the Securities and Exchange Commission and available on its website at www.sec.gov1.
Any forward-looking statement made by us speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Forward-looking Non-GAAP Financial Measures. From time to time management may discuss forward-looking non-GAAP financial measures, such as forward-looking estimates or targets for return on average tangible common equity. We are unable to provide a reconciliation of forward-looking non-GAAP financial measures to their most directly comparable GAAP financial measures because we are unable to provide, without unreasonable effort, a meaningful or accurate calculation or estimation of amounts that would be necessary for the reconciliation due to the complexity and inherent difficulty in forecasting and quantifying future amounts or when they may occur. Such unavailable information could be significant to future results.
1 We do not control this website. Wells Fargo has provided this link for your convenience, but does not endorse and is not responsible for the content, links, privacy policy, or security policy of this website.

About Wells Fargo
Wells Fargo & Company (NYSE: WFC) is a leading financial services company that has approximately $1.9 trillion in assets. We provide a diversified set of banking, investment and mortgage products and services, as well as consumer and commercial finance, through our four reportable operating segments: Consumer Banking and Lending, Commercial Banking, Corporate and Investment Banking, and Wealth & Investment Management. Wells Fargo ranked No. 34 on Fortune’s 2024 rankings of America’s largest corporations. In the communities we serve, the company focuses its social impact on building a sustainable, inclusive future for all by supporting housing affordability, small business growth, financial health, and a low-carbon economy.

Contact Information
Media
Beth Richek, 980-308-1568
beth.richek@wellsfargo.com
or
Investor Relations
John M. Campbell, 415-396-0523
john.m.campbell@wellsfargo.com

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